Exhibit 99.1

PRESS RELEASE

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Raises 2005 Earnings Per Share Target to $1.52-$1.57 and Reports Preliminary
Unaudited Financial Results for Fourth Quarter and Fiscal Year Ended December 25, 2004

HIGHLIGHTS

•	Fourth quarter and fiscal 2004 revenues increased 35% and 32%, respectively

•	Preliminary unaudited fourth quarter EPS increased 32% to $0.45 and full year 2004 EPS increased 24% to $1.25, excluding potential lease accounting changes

•	41 bakery-cafes opened in the fourth quarter bringing 2004 openings to 143

•	System-wide bakery-cafes reached 741 units as of December 25, 2004

•	System-wide comp sales of 7.5%-8.5% expected for four weeks ending February 19, 2005

•	2005 first quarter EPS target set at $0.42-$0.43

•	2005 full year EPS target range increased to $1.52-$1.57

•	Panera rated highest in customer satisfaction in industry for third consecutive year

St. Louis, MO, February 16, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported preliminary unaudited results for the fourth quarter and fiscal year ended December 25, 2004. These results do not reflect final resolution of lease accounting matters as described below. The Company is reporting preliminary unaudited results at this time as it believes timely communication of preliminary 2004 results and updated 2005 business outlook is important to investors. Further, the Company does not expect that changes to the preliminary unaudited results when lease accounting matters are resolved will be material to the balance sheet or annual net income in any of fiscal years 2002, 2003 or 2004. The Company estimates that the cumulative net impact through fiscal 2004 resulting from corrections in its lease accounting practices may result in a net increase in expense ranging from $0.1 million to $4.0 million, which if recorded entirely in 2004 would lower the preliminary unaudited earnings per diluted share reported below by up to $0.08 per share.

The Company leases substantially all of its bakery-cafe and fresh dough facility locations. Like numerous companies in the restaurant and retail industries, the Company has reviewed its accounting practices for leases and depreciation of related leasehold improvements in light of the views expressed by the Office of the Chief Accountant of the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants. Historically, when accounting for leases with renewal options, the Company has recorded rent expense on a straight-line basis over the initial non-cancelable term, with the term commencing when actual rent payments began. The Company depreciated leasehold improvements on those properties over a maximum period of 15 years which, in certain cases, would have included a portion of the renewal option periods.

The Company has determined that it will change its accounting practices in this area to conform to the terms used in calculating annual rent expense and depreciation on leasehold improvements. The Company will use the reasonably assured lease term in its recognition of rent expense and depreciation of the related leasehold improvements, which will generally approximate 15 years. The Company is discussing its lease accounting practices with its external auditors and its audit committee, and has not yet made a final determination of the amount of any corrections or whether the corrections will be made as a cumulative adjustment in the fourth quarter of fiscal 2004 or as a restatement of prior periods. Accordingly, the results included in this release are preliminary and do not reflect any adjustments for such corrections. The Company expects to complete its review of lease accounting matters prior to filing its form 10-K which is due on March 10, 2005.

The primary result of these corrections will be to accelerate the recognition of rent expense under leases that include fixed rent escalations, and for certain leases, to change the depreciable life of the related leasehold improvements. These corrections will not change reported revenues or cash flows past, present or future, as they do not affect the timing or amount of required rental payments under the Company’s leases. Additionally, certain reclassifications between rent and depreciation expense (no net earnings impact) and balance sheet classification of landlord construction allowances will be made.

The Company’s preliminary unaudited earnings per diluted share, prior to any impact of lease accounting matters discussed above, increased 32% to $0.45 for the 12 weeks ended December 25, 2004 compared to $0.34 per diluted share for the 12 weeks ended December 27, 2003. Preliminary unaudited net income for the 12 weeks ended December 25, 2004 increased 35% to $14,009,000 compared to $10,396,000 for the same period in the prior year.

For the 52 weeks ended December 25, 2004, preliminary unaudited earnings per diluted share, prior to any impact of lease accounting matters discussed above, increased 24% to $1.25 compared to $1.01 for the 52 weeks ended December 27, 2003. Preliminary unaudited net income for the 52 weeks ended December 25, 2004 increased 25% to $38,457,000 compared to $30,648,000 for the 52 weeks ended December 27, 2003. Prior year results are stated before the cumulative effect of a change in accounting principle relating to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.” In the 16 weeks ended April 19, 2003, the Company recorded an after-tax charge of $0.2 million, or $0.01 per diluted share to record the cumulative effect of this accounting change.

Company and franchisee revenues for the 12 and 52 weeks ended December 25, 2004, compared to the 12 and 52 weeks ended December 27, 2003, were as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	December 25, 2004	December 27, 2003	Increase
Company revenues	$130,146,000	$96,668,000	35%
Franchisee revenues	$229,962,000	$184,642,000	25%

	52 Weeks Ended	52 Weeks Ended	Percentage
	December 25, 2004	December 27, 2003	Increase
Company revenues	$479,139,000	$363,702,000	32%
Franchisee revenues	$879,070,000	$710,980,000	24%

Comparable bakery-cafe sales increases for the 12 and 52 weeks ended December 25, 2004 were as follows (comparable bakery-cafes include those bakery-cafes that have been open for at least 18 months and exclude closed locations):

	12 Weeks Ended	52 Weeks Ended
	December 25, 2004	December 25, 2004
Company	4.6%	2.9%
Franchisee	5.8%	2.6%
System-wide	5.4%	2.7%

System-wide average weekly sales for the 12 weeks ended December 25, 2004 was $38,141 per week, an increase of 3.3% from average weekly sales of $36,940 for the same period in the prior year. A summary of bakery-cafe average weekly sales is as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	December 25, 2004	December 27, 2003	Increase/(Decrease)
Average weekly bakery-cafe sales	$38,141	$36,940	3.3%

System-wide average weekly sales for the 52 weeks ended December 25, 2004 was $36,008 per week, an increase of 1.1% over average weekly sales of $35,617 for the same period in the prior year. A summary of bakery-cafe average weekly sales is as follows:

	52 Weeks Ended	52 Weeks Ended	Percentage
	December 25, 2004	December 27, 2003	Increase
Average weekly bakery-cafe sales	$36,008	$35,617	1.1%

Additional supplemental information on sales and development metrics are included in the attached schedules.

Business Outlook

Fourth Quarter and Fiscal 2004

Ron Shaich, chairman and chief executive officer commented, “Our performance in 2004 represents a significant achievement. We began the year with uncertainty as to how our brand would be impacted by the Atkins diet and soon faced the worst commodity environment in recent history. We are pleased to report record results for the fourth quarter and full year 2004. In the fourth quarter we produced net earnings growth of 35% based on system-wide comparable sales growth of 5.4%. In addition we opened 41 bakery-cafes with average weekly sales of $35,670, bringing our full year bakery-cafe openings to 143, the highest of any year in our history.”

2005

The Company expects earnings per diluted share for the first quarter of 2005, which ends on April 19, 2005 of $0.42-$0.43, representing an increase of 35%-39% from the preliminary unaudited results in the first quarter of 2004. As previously announced, the Company is changing its fiscal calendar in 2005 to have its operating week end on Tuesday rather than Saturday. This change will result in an additional three days being included in the first quarter of 2005 compared to the 2004 first quarter. The first quarter target also assumes system-wide comparable sales growth of 5.0%-6.5%. The comp sales growth assumption is based on the previously reported 5.0% increase in the four weeks ended January 22, 2005, an expectation of system-wide comp sales growth of 7.5%-8.5% for the four weeks ending February 19, 2005, and a forecast of system-wide comp sales growth of 3%-6% for the remainder of the quarter (the extra three days will be excluded from comps). Additionally, the Company expects system-wide average weekly sales for the quarter to be in the range of $35,500 to $36,500 and expects operating weeks to be in the range of 11,900-12,000. Bakery-cafe openings in the quarter are expected to be 33 (18 company and 15 franchise) compared to 36 (11 company and 25 franchise) in the first quarter of 2004.

The Company now expects full year 2005 earnings per diluted share of $1.52-$1.57, an increase of 22% to 26% from preliminary unaudited 2004 results. This target reflects the first quarter performance discussed above and continues to target full year system-wide comparable sales growth of 2%-4% as the pricing portion of sales growth will decelerate as the year progresses. The Company expects average weekly sales for full year 2005 to be in the range of $36,000 to $37,000 and expects operating weeks to be in the range of 41,500 to 42,000. Bakery-cafe openings in 2005 are expected to be 150-160 (70 company and 80-90 franchise). Capital expenditures in 2005 are expected to be $95-$100 million. The 2005 earnings per share targets exclude the impact of expensing stock options which the Company will begin expensing not later than the third quarter of fiscal 2005.

Shaich concluded, “We are excited about the continued strength of our brand in 2005. Panera was rated number one in customer satisfaction in 2004 for the third consecutive year in the recently released Sandelman & Associates survey of more than 67,000 consumers’ ratings of 117 companies. This again confirms the strength of our concept and the differentiated experience our customers value. This is, in our judgment, one of the most significant indicators of the potential inherent in Panera.”

The Company will discuss fourth quarter 2004 results in a conference call that will be broadcast on the internet at 8:00 A.M. Eastern Time on Thursday, February 17, 2005. To access the call or view a copy of this release go to http://www.panerabread.com/about_investor.aspx.

Included above are franchisee and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitates understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. Additional information is available on the Company’s website, www.panerabread.com .

Matters discussed in this news release, including any discussion or impact, expressed or implied, on the Company’s anticipated growth, operating results and future earnings per share, as well as the Company’s preliminary fourth quarter and full year 2004 results and targeted first quarter and full year fiscal 2005 results contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, “preliminary” and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the preliminary status of our accounting review as described above; the possibility we may identify additional factors or information as part of our ongoing review that could result in changes; the possibility our external auditors may identify additional issues or other considerations while they complete their review; the impact of expensing stock options; the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.

PANERA BREAD COMPANY
PRELIMINARY (a) UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the 12 weeks ended		For the 52 weeks ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
Revenues:
Bakery-cafe sales	$99,243	$70,910	$362,121	$265,933
Franchise royalties and fees	11,915	9,678	44,449	36,245
Fresh dough sales to franchisees	18,988	16,080	72,569	61,524

Total revenue	130,146	96,668	479,139	363,702

Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	27,428	18,844	101,444	73,727
Labor	29,859	21,480	110,790	81,152
Occupancy (a)	6,694	4,687	25,155	17,990
Other operating expenses	11,570	9,439	51,044	36,804

Total bakery-cafe expenses	75,551	54,450	288,433	209,673

Fresh dough cost of sales to franchisees	16,819	14,265	65,627	54,967
Depreciation and amortization (a)	7,192	5,159	27,454	19,487
General and administrative expenses	8,002	4,964	33,338	28,140
Pre-opening expenses	544	697	2,642	1,531

Total costs and expenses	108,108	79,535	417,494	313,798

Operating profit	22,038	17,133	61,645	49,904
Interest expense (income)	(2)	12	18	48
Other expense (income), net	(55)	638	737	1,227
Minority interest	34	111	328	365

Income before income taxes and cumulative effect of accounting change	22,061	16,372	60,562	48,264
Income taxes	8,052	5,976	22,105	17,616

Income before cumulative effect of accounting change	$14,009	$10,396	$38,457	$30,648
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	—	—	—	(239)

Net income	$14,009	$10,396	$38,457	$30,409

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.46	$0.35	$1.28	$1.03
Cumulative effect of accounting change	$—	$—	$—	$(0.01)

Net income	$0.46	$0.35	$1.28	$1.02

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.45	$0.34	$1.25	$1.01
Cumulative effect of accounting change	$—	$—	$—	$(0.01)

Net income	$0.45	$0.34	$1.25	$1.00

Weighted average shares of common and common equivalent shares outstanding
Basic	30,390	29,962	30,154	29,733
Diluted	30,977	30,739	30,768	30,423

(a)	Fiscal 2004 financial statements have not yet been filed with the Securities and Exchange Commission. These results do not reflect the potential adjustments described in the press release related to lease accounting.

Certain reclassifications have been made to conform previously reported data to the current presentation.

PANERA BREAD COMPANY
PRELIMINARY (a) UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s preliminary unaudited consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 12 weeks ended		For the 52 weeks ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
Revenues:
Bakery-cafe sales	76.3%	73.4%	75.6%	73.1%
Franchise royalties and fees	9.1	10.0	9.3	10.0
Fresh dough sales to franchisees	14.6	16.6	15.1	16.9

Total revenue	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	27.6%	26.6%	28.0%	27.7%
Labor	30.1	30.3	30.6	30.5
Occupancy (a)	6.7	6.6	6.9	6.8
Other operating expenses	11.7	13.3	14.1	13.8

Total bakery-cafe expenses	76.1%	76.8%	79.7%	78.8%

Fresh dough cost of sales to franchisees (2)	88.6%	88.7%	90.4%	89.3%
Depreciation and amortization (a)	5.5	5.3	5.7	5.4
General and administrative expenses	6.1	5.1	7.0	7.7
Pre-opening expenses	0.4	0.7	0.6	0.4

Total costs and expenses	83.1	82.3	87.1	86.3

Operating profit	16.9	17.7	12.9	13.7
Interest expense (income)	(0.0)	0.0	0.0	0.0
Other expense (income), net	(0.0)	0.7	0.2	0.3
Minority interest	0.0	0.1	0.1	0.1

Income before income taxes and cumulative effect of accounting change	17.0	16.9	12.6	13.3
Income taxes	6.2	6.2	4.6	4.8

Income before cumulative effect of accounting change	10.8	10.8	8.0	8.4
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	0.0	0.0	0.0	(0.1)

Net income	10.8%	10.8%	8.0%	8.4%

(a)	Fiscal 2004 financial statements have not yet been filed with the Securities and Exchange Commission. These results do not reflect the potential adjustments described in the press release related to lease accounting.

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
SUPPLEMENTAL INFORMATION

Historical System-Wide Average Weekly Sales

	2004	2003	2002	2001	2000
AWS	$36,008	$35,617	$35,388	$33,608	$31,004

2004 System-Wide Average Weekly Sales By Year Opened

	2004 Opens	2003 Opens	2002 Opens & Prior	Total
Bakery-Cafes	143	131	467	741
Q1 04	$40,121	$34,380	$35,208	$35,135
Q2 04	$36,356	$33,545	$35,429	$35,117
Q3 04	$34,264	$34,528	$36,221	$35,658
Q4 04	$35,736	$37,199	$39,018	$38,141
2004 YTD	$35,670	$34,872	$36,369	$36,008

Year-Over-Year Change in System-Wide AWS and Comp Sales

	2004 Opens	2003 Opens (a)	2002 Opens & Prior	AWS Total	Comp Sales Total
Q1 04	N/A	-17.7%	1.7%	0.9%	1.8%
Q2 04	N/A	-11.5%	2.2%	0.6%	1.9%
Q3 04	N/A	-7.6%	1.8%	-0.4%	1.5%
Q4 04	N/A	1.4%	5.5%	3.3%	5.4%
2004 YTD	N/A	-7.0%	2.7%	1.1%	2.7%

(a) Change in system-wide AWS in 2004 from 2003 compares 131 bakery-cafes in all quarters in 2004 against 30, 57, 86, and 131 bakery-cafes at the end of the first, second, third, and fourth quarters of 2003, respectively.

2004 Sales Metrics for Company Bakery-Cafes

				Year-Over-Year Change
	Bakery-Cafe Sales
	($ in 000's)	Operating Weeks	AWS	AWS	Comp Sales
Q1 04	$97,102	2,819	$34,450	2.0%	2.4%
Q2 04	$79,311	2,256	$35,151	1.1%	2.3%
Q3 04	$86,465	2,440	$35,432	-0.4%	2.2%
Q4 04	$99,243	2,651	$37,434	1.6%	4.6%
2004 YTD	$362,121	10,166	$35,620	1.2%	2.9%

2004 Sales Metrics for Franchisee Bakery-Cafes

				Year-Over-Year Change
	Bakery-Cafe Sales
	($ in 000's)	Operating Weeks	AWS	AWS	Comp Sales
Q1 04	$248,450	7,016	$35,411	0.5%	1.5%
Q2 04	$194,324	5,536	$35,103	0.4%	1.8%
Q3 04	$206,334	5,771	$35,753	-0.4%	1.2%
Q4 04	$229,962	5,980	$38,454	4.0%	5.8%
2004 YTD	$879,070	24,303	$36,171	1.1%	2.6%

Bakery-Cafe Openings

	Company	Franchisee	Total		Company	Franchisee	Total
Q1 04	11	25	36	Q1 03	6	24	30
Q2 04	13	19	32	Q2 03	4	23	27
Q3 04	15	19	34	Q3 03	5	24	29
Q4 04	15	26	41	Q4 03	14	31	45
2004 YTD	54	89	143	2003 YTD	29	102	131

AWS — average weekly sales for the time period indicated.

Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.